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                                                                        ANNEX I

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (the "AGREEMENT"), dated as of July 7, 1998, by and among U.S. Xpress Enterprises, Inc., a Nevada corporation ("ENTERPRISES"), PST Acquisition Corp., a Nevada Corporation and wholly-owned subsidiary of Enterprises ("MERGER SUB") and PST Vans, Inc., a Utah corporation ("PST"):

                                  Witnesseth:

  Whereas, the Boards of Directors of Enterprises and Merger Sub and the Board of Directors of PST have determined that the merger of PST with and into Merger Sub (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement is advisable and in the best interests of their shareholders and PST's Board of Directors has recommended, or will recommend, to PST5's shareholders that they approve of the Merger pursuant to the terms and conditions of this Agreement;

  Whereas, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder; and

  Whereas, the parties hereto desire to make this Agreement for the purpose of setting forth certain representations, warranties, covenants and agreements in connection with the Merger.

  Now, Therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the legal sufficiency of such consideration being hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), in accordance with the applicable provisions of the General Corporation Law of Nevada and the Utah Revised Business Corporation Act (the "URBCA"), PST shall be merged with and into Merger Sub in accordance with this Agreement, Articles of Merger substantially in the form attached hereto as Exhibit 1.1(a) and
Exhibit 1.1(b) (the "ARTICLES OF MERGER") shall be filed with the Nevada Secretary of State and the Utah Division of Corporations and Commercial Code, respectively, and the separate existence of PST shall thereupon cease. The Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

  1.2 Effective Time of the Merger. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof the parties shall cause the Merger to be consummated. The Merger shall become effective at such time (the "EFFECTIVE TIME") as copies of the duly completed Articles of Merger are delivered to the Nevada Secretary of State and the Utah Division of Corporations and Commercial Code for filing and the filing thereof is completed by such authorities, or at such later time as the parties may agree to specify in the Articles of Merger.

  1.3 Effects of the Merger. The Merger shall have the effects set forth in Nevada Revised Statutes Section 92A.250. The parties hereto intend that the Merger qualify as a reorganization under Code Section 368(a) and agree to treat the Merger as such for federal income tax purposes. This Agreement shall constitute a plan of reorganization pursuant to which the Code Section 368(a) reorganization shall occur.

  1.4 Articles of Incorporation, Bylaws and Directors and Officers. From and after the Effective Time: (i) the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that Article First thereof shall be promptly amended to read as follows: "First: The name of the corporation is PST Vans, Inc.,"; (ii) the Bylaws of Merger

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Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation; and (iii) the Board of Directors and officers of the Merger Sub shall be the Board of Directors and officers of the Surviving Corporation.

                                  ARTICLE II

                    Conversion Of Shares At Effective Time

  2.1 Conversion of Shares of PST Common Stock.

  (a) Subject to Section 2.1(b) below, each share of PST's Common Stock, $.001 par value (the "PST COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (other than any shares of such stock held by Enterprises or PST (or by subsidiaries of either), which shall be canceled, and other than Dissenting Shares, if any, as defined in Section 6.9 hereof) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive consideration consisting of (i) a fraction of a share of Enterprises Class A common stock, $.01 par value per share (the "ENTERPRISES COMMON STOCK") determined by dividing One Million, One Hundred Thousand (1,100,000) by a number consisting of (A) the number of issued and outstanding shares of PST Common Stock as of the date hereof PLUS (B) the number of shares subject to outstanding options to acquire PST Common Stock as of the date hereof (assuming the conversion of all options to acquire PST Common Stock) and (ii) cash in the amount determined by dividing Twelve Million, Five Hundred Thousand Dollars ($12,500,000.00) by a number consisting of (A) the number of issued and outstanding shares of PST Common Stock as of the date hereof PLUS (B) the number of shares subject to outstanding options to acquire PST Common Stock as of the date hereof (assuming the conversion of all options to acquire PST Common Stock). The Common Stock and cash to be received upon the conversion of the PST Common Stock pursuant to the Merger are collectively referred to herein as the "MERGER CONSIDERATION." No fraction of a share of Enterprises Common Stock shall be issued. Each holder of PST Common Stock who would otherwise be entitled to receive a fractional share of Enterprises Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share multiplied by the average Closing Price of Enterprises Common Stock for the twenty (20) trading day period ending on the day prior to the Closing Date (the "20-DAY AVERAGE PRICE"). "CLOSING PRICE" shall mean, on any day, the last reported sale price of one share of Enterprises Common Stock on the NASDAQ National Market. All cash payments shall be rounded to the nearest cent. Each share of PST Common Stock, if any, held by Enterprises or held by PST in its treasury immediately prior to the Effective Time shall be canceled, and no Merger Consideration shall be payable in respect thereof.

  (b) No later than the Effective Time, Enterprises shall make available to BankBoston, NA (the "EXCHANGE AGENT") certificates evidencing sufficient shares of Enterprises Common Stock and a sufficient amount of cash to pay the Merger Consideration determined pursuant to Section 2.1(a) hereof (such amounts being hereinafter referred to as the "EXCHANGE FUND"). The Exchange Agent shall, pursuant to irrevocable instructions from Enterprises, pay the Merger Consideration out of the Exchange Fund. The Exchange Agent shall invest the cash portion of the Exchange Fund as Enterprises directs. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of PST for six (6) months after the Effective Time shall be returned to Enterprises. Subject to the effects of any applicable unclaimed property, escheat or other applicable laws, PST Shareholders shall thereafter look only to Enterprises for payment of their claim for the Merger Consideration and shall not be entitled to any interest thereon.

  2.2 Status of Securities After Effective Time.

  (a) From and after the Effective Time, and until surrendered and exchanged, each outstanding certificate formerly representing shares of PST Common Stock shall be deemed for all purposes to represent only the right conferred upon the holders of such shares in accordance with Section 2.1 above to receive the Merger Consideration. No dividends or other distributions declared or made after the Effective Time with respect to shares of Enterprises Common Stock with a record date after the Effective Time shall be paid to the holder of an unsurrendered certificate formerly representing shares of PST Common Stock with respect to the shares of

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Enterprises Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the surrender of such certificate by such holder. Subject to the effects of any applicable unclaimed property, escheat or other applicable laws, upon surrender and exchange of each outstanding certificate theretofore representing shares of PST Common Stock, there shall be paid to the record holders thereof the certificate or certificates of Enterprises Common Stock issued in exchange therefor plus the amount, without interest thereon, of dividends and other distributions, if any, declared and paid, subsequent to the Effective Time and prior to the date such shares are surrendered, to shareholders of record with respect to the number of whole shares of Enterprises Common Stock represented thereby, together with the cash (without interest or dividends thereon) payable in lieu of any fractional shares of Enterprises Common Stock in accordance with Section 2.1(a).

  (b) As promptly as practicable after the Effective Time, Enterprises shall send or cause to be sent to each former shareholder of record of PST (as well as to each holder of PST Options as provided in Section 2.4 below) transmittal materials for use in exchanging his or her certificates formerly representing shares of PST Common Stock for the Merger Consideration. The letter of transmittal will contain instructions with respect to the surrender of certificates formerly representing shares of PST Common Stock (and PST Options, as applicable) and the distribution of the certificates representing Enterprises Common Stock as well as the cash portion of the Merger Consideration.

  (c) If any certificate evidencing shares of Enterprises Common Stock is to be registered in any name other than that in which the certificate formerly representing shares of PST Common Stock surrendered in exchange therefor is registered, it shall be a condition of such registration that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Exchange Agent or Enterprises, that any applicable securities laws are complied with, and that the person requesting such exchange either shall pay to the Exchange Agent or to Enterprises, as the case may be, any transfer or other taxes required by reason of the issuance of a certificate for shares of Enterprises Common Stock in any name other than that of the registered holder of the certificate surrendered or shall establish to the satisfaction of such Exchange Agent or of Enterprises, as the case may be, that such tax has been paid or is not payable.

  (d) From and after the Effective Time, the stock transfer books of PST shall be closed, and no transfer of shares of PST Common Stock on the books of PST shall be made.

  (e) Neither Enterprises, Merger Sub, nor PST shall be liable to any holder of PST Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, execution, garnishment or similar law.

  (f) The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made.

  2.3 Stock Dividends, etc. If Enterprises shall, at any time before the Effective Time, (i) issue a dividend in shares of Enterprises Common Stock,
(ii) combine the outstanding Enterprises Common Stock into a smaller number of shares, (iii) subdivide the outstanding Enterprises Common Stock, or (iv) reclassify the Enterprises Common Stock, then, in such event, the Merger Consideration shall be adjusted, so that each PST shareholder shall be entitled to receive such Merger Consideration as such shareholder would have been entitled to receive if the Effective Time had occurred prior to the happening of such event (or, if applicable, the record date in respect thereof), and appropriate and proportionate adjustment shall be made to the calculation of the Merger Consideration.

  2.4 Treatment of PST Stock Options. As of the date of this Agreement, directors, officers, and certain key employees of PST hold outstanding options (both vested and unvested) to acquire a total of 347,000 shares

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of PST Common Stock, as reflected on Schedule 4.4 hereof (the "PST OPTIONS").
As of the Effective Time, all of the PST Options (whether vested or unvested prior to the Merger) shall become immediately vested and exercisable in full. The transmittal materials described in Section 2.2(b) above shall include a means for allowing the holders of the PST Options to exercise such options in accordance with their original terms (including, to the extent applicable, payment of the option exercise price either in cash or through the surrender (or deemed surrender, as applicable) of shares of PST Common Stock already owned by the option holder or subject to the option, or any combination of the foregoing). To the extent that holders of the PST Options elect to exercise such options pursuant to the mechanism provided in the letter of transmittal, they thereby shall become entitled to receive the Merger Consideration in lieu of the shares of PST Common Stock which would have been issuable upon exercise of the PST Options prior to the Merger, with the same effect as if such options had been exercised immediately prior to the Effective Time and such shares tendered in accordance with Section 2.2(a) hereof. Any PST Options not exercised in accordance with this Section 2.4 within six (6) months of the Effective Time, as well as any outstanding options or warrants to acquire PST Common Stock other than the PST Options, shall be deemed null and void and shall not be exercisable or exchangeable in any manner for the Merger Consideration and, except as otherwise expressly provided in this Section 2.4, from and after the Effective Time, neither Enterprises nor the Surviving Corporation shall have any obligation or liability of any kind with respect to any such securities.

  2.5 Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Article VIII and subject to satisfaction or waiver of the conditions to closing set forth in Article VII, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place at the offices of Witt, Gaither & Whitaker, P.C., 1100 SunTrust Bank Building, Chattanooga, Tennessee, at 10:00 a.m., E.D.T., as promptly as practicable, (and in any event on the second business day immediately following the meeting of the shareholders of PST to be held to consider the Merger), or at such other time and place as Enterprises and PST shall agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

                                  ARTICLE III

         Representations and Warranties of Enterprises and Merger Sub

  In order to induce PST to enter into this Agreement and consummate the transactions contemplated hereby, Enterprises and Merger Sub represent and warrant that as of the date hereof and as of the Closing Date, the following representations and warranties are true, complete and accurate.

  3.1 Organization of Enterprises and Merger Sub. Enterprises and Merger Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Nevada and have full power and authority, corporate and other, to conduct the business in which they are engaged.

  3.2 Authorization of Transaction. Enterprises and Merger Sub have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Enterprises and Merger Sub, enforceable in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on
Schedule 3.2 and compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act and except for filing the Registration Statement required by Section 6.2(b) below, and except for filing the Articles of Merger as provided herein, Enterprises and Merger Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

  3.3 Noncontravention. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution,

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statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Enterprises or Merger Sub is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Enterprises or Merger Sub is a party or by which it or any of its assets is bound.

  3.4 Brokers' Fees. Enterprises and Merger Sub have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PST could become liable or obligated, and no broker, finder, agent or other party had any involvement with this transaction on behalf of Enterprises or Merger Sub that could entitle such party to any commission or other form of remuneration for bringing about the negotiation and execution of this Agreement.

  3.5 Financial Statements and SEC Reports. Except as disclosed on Schedule 3.5, Enterprises has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "COMMISSION") since May 31, 1997, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Enterprises heretofore has delivered to PST true and complete copies of: (i) its Annual Reports on Form 10-K (including all amendments thereto) for the fiscal years ended March 31, 1996 and March 31, 1997, and for the nine (9) month transition period ended December 31, 1997; (ii) its Quarterly Reports on Form 10-Q (including all amendments thereto) for the fiscal quarters ended June 30, 1996, September 30, 1996, December 31, 1996, June 30, 1997, September 30, 1997 and March 31, 1998; (iii) its definitive proxy statements relating to all meetings of its shareholders (whether annual or special) held since March 31, 1996; and (iv) all other reports, statements and registration statements filed or required to be filed by it with the Commission since March 31, 1996 (the documents referred to in clauses (i), (ii), (iii), and (iv) being hereinafter referred to as the "ENTERPRISES SEC REPORTS"). As of their respective dates, the Enterprises SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Enterprises included in the Enterprises SEC Reports were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of Arthur Andersen LLP, independent public accountants for Enterprises), and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Enterprises as of the dates and for the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of notes not required for quarterly financial statements thereto and normal year-end audit adjustments.

  3.6 Registration Statement; Proxy Statement; Other Filings. None of the information supplied or to be supplied by Enterprises expressly for inclusion in (i) the Registration Statement (as defined in Section 6.2(b)), (ii) the Proxy Statement (as defined in Section 6.2(a)), or (iii) any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary for the issuance of the shares of Enterprises Common Stock in the Merger, fail to comply with the Securities Act, or, with respect to the Proxy Statement, when mailed and at all times through the date of the Shareholders' Meeting (as defined in Section 6.3), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the Shareholders' Meeting which has become false or misleading. All documents which Enterprises files with the Commission and any regulatory agency in connection with the Merger will comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act and state securities laws and the rules and regulations thereunder. The monthly and quarterly consolidated financial statements for January 1998 through April 1998 furnished by Enterprises to PST were

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prepared in a manner consistent with the consolidated financial statements contained in the Enterprises SEC Reports, and present fairly in all material respects the consolidated results of its operations for the period indicated, except that such statements are subject to normal and recurring quarterly year-end adjustments, which were not or are not expected to be material in amount.

                                  ARTICLE IV

                     Representations and Warranties of PST

  In order to induce Enterprises and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, PST represents and warrants that as of the date hereof and as of the Closing Date, the following representations and warranties are true, complete and accurate, unless the context of the representation or warranty provides that it is made as of some other date, and except as set forth in the Disclosure Schedules attached hereto and made a part hereof.

  4.1 Corporate Organization and Good Standing. PST is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification and where the failure to be so qualified or licensed individually, or in the aggregate, would have a PST Material Adverse Effect. For the purposes of this Agreement, "PST MATERIAL ADVERSE EFFECT" shall mean any change, effect or circumstance that individually or when taken together with all such other changes, effects or circumstances (including such changes, events or circumstances that are reasonably likely to occur), shall have or may reasonably be anticipated to have a materially adverse effect on the business, assets, financial condition, results of operations or stockholders' equity of PST.

  4.2 Authorization; Binding Agreement.

  (a) Subject only to obtaining the approval of its shareholders as described below, PST has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by PST, and the consummation by PST of the transactions contemplated hereby, have been unanimously approved and duly authorized by PST's Board of Directors and no other corporate action or proceeding on the part of PST is necessary for the execution, delivery and performance of this Agreement by PST and the consummation of the transactions contemplated hereby, except for obtaining the requisite approval of this Agreement by the holders of at least two-thirds (2/3) of the issued and outstanding shares of PST in accordance with the URBCA and PST's charter documents and by-laws. PST's Board of Directors has unanimously determined that the Merger is advisable and that it is in the best interests of PST's shareholders for PST to enter into this Agreement and to consummate this Agreement, and shall recommend to the shareholders of PST that they approve the Merger in accordance with this Agreement. This Agreement has been duly and validly executed and delivered by PST and is a legal, valid and binding obligation of PST, enforceable against it in accordance with its terms and conditions, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) Except as set forth in Schedule 4.2(b), PST is not in default and there exists no event, condition or occurrence that, with notice, lapse of time or both, would constitute a default, under any agreement to which PST is a party where such default or defaults would, individually or in the aggregate, constitute a PST Material Adverse Effect.

  4.3 No Conflict. Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute,

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regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PST is subject or any provision of the charter, bylaws or other organizational document of PST. Except as set forth on Schedule 4.3 (or where none of the following events, individually or in the aggregate, would constitute or be expected to result in a PST Material Adverse Effect), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PST is a party or by which it is bound or to which any of PST's assets are subject or (ii) result in the imposition of any lien, charge, encumbrance or other security interest upon any of PST's assets. PST is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, other than compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the filing of the Proxy Statement required by Section 6.2(a) with the Commission and the filing of the Articles of Merger.

  4.4 Capital Stock and Stockholder Relations. The authorized Capital Stock of PST consists solely of Twenty Million (20,000,000) shares of common stock, $.001 par value per share, of which Four Million, Two Hundred Sixty-Nine Thousand, Four Hundred Eighty-Two (4,269,482) shares of PST Common Stock are issued and outstanding and no shares of PST Common Stock are held in treasury, and Five Million (5,000,000) shares of preferred stock no par value, of which no shares have been issued. All issued and outstanding PST Common Stock has been duly authorized, validly issued, fully paid, and is nonassessable. The PST Common Stock constitutes all of the issued and outstanding shares of PST equity securities. Except as set forth on Schedule 4.4: (i) there are no outstanding options, warrants, contracts, preemptive or subscription rights, proxies, calls, commitments, demands or understandings of any character obligating PST to issue any PST Common Stock, any options, warrants or rights with respect to PST Common Stock, or any other securities, and there are no existing or outstanding securities of any kind convertible into or exchangeable for PST Common Stock; (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to PST; (iii) there are no outstanding obligations of PST to repurchase, redeem or otherwise acquire any PST Common Stock; and (iv) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of PST. Except as set forth on
Schedule 4.4: (a) there are no pending or threatened claims or causes of action whatsoever against PST brought by any current or former stockholder of PST or of any corporation heretofore merged with or into PST arising out of or in any way connected with any occurrence or state of facts in existence prior to the Closing Date and (b) no director or officer of PST has any knowledge of any events having occurred which would be reasonably expected to cause any such present or former stockholder to come to have any such claim or cause of action against PST, or any officer, director or stockholder of PST, by virtue of, or in any way connected with, the transactions contemplated by this Agreement or otherwise.

  4.5 Organizational Documents. PST has delivered to Enterprises correct, complete and certified copies of the charter documents and bylaws of PST (as amended and in effect as of the date hereof), the minute books (containing complete, correct and true records of meetings of the stockholders, the Board of Directors, and any committees of the Board of Directors). Schedule 4.5 contains a true and complete list of all of the current officers and directors of PST.

  4.6 Brokers' Fees. PST has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Enterprises or Merger Sub could become liable or obligated, and no broker, finder, agent or other party had any involvement with this transaction on behalf of PST that could entitle such party to any commission or other form of remuneration for bringing about the negotiation and execution of this Agreement.

  4.7 Title to Assets. Except as set forth on Schedule 4.7, PST has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, wherever located, including those shown on the audited

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financial statements listed in PST's annual report on Form 10-K for the fiscal year ended December 31, 1997 (the "MOST RECENT FINANCIAL STATEMENTS"), or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the ordinary course of business since the date of the aforesaid Most Recent Financial Statements.

  4.8 Subsidiaries and Affiliates. Except as set forth on Schedule 4.8, PST does not have any subsidiaries or affiliated businesses or operations, and there are no other material assets, operations, personnel, know-how or the like owned, employed or used by PST in the operation of PST's business that would not inure to the benefit of PST as a wholly-owned subsidiary of Enterprises upon consummation of the transactions contemplated by this Agreement on the same basis as owned, employed or used by PST prior to the Merger.

  4.9 Financial Statements and SEC Reports. Except as disclosed on Schedule 4.9, PST has timely filed all required forms, reports, statements and documents with the Commission since May 31, 1997, all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. PST heretofore has delivered to Enterprises true and complete copies of: (i) its Annual Reports on Form 10-K (including all amendments thereto) for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997; (ii) its Quarterly Reports on Form 10-Q (including all amendments thereto) for the fiscal quarters ended March 31, 1995, June 30, 1995, September 30, 1995, March 31, 1996, June 30, 1996, September 30, 1996,
March 31, 1997, June 30, 1997, September 30, 1997 and March 31, 1998; (iii)
its definitive proxy statements relating to all meetings of its shareholders (whether annual or special) held since December 31, 1994; and (iv) all other reports, statements and registration statements filed or required to be filed by it with the Commission since December 31, 1994 (the documents referred to in clauses (i), (ii), (iii), and (iv) being hereinafter referred to as the "PST SEC REPORTS"). As of their respective dates, the PST SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of PST included in the PST SEC Reports were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of Arthur Andersen LLP, independent public accountants for PST), and present fairly in all material respects the financial position, results of operations and cash flows of PST as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to condensation, the absence of notes not required for quarterly financial statements thereto and normal year-end audit adjustments.

  4.10 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 1997, and other than as set forth in Schedule 4.10, PST has conducted its business in the ordinary course, and there has not been any change in the business, financial condition, operations, results of operations, relationships with any suppliers or customers or future prospects of PST which would constitute or be expected to result in a PST Material Adverse Effect. Without limiting the generality of the foregoing, since that date and except as set forth on Schedule 4.10:

  (a) PST has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

  (b) PST has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

  (c) no party (including PST) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), outside the ordinary course of business, to which PST is a party or by which PST is bound;

  (d) Except as disclosed on Schedule 4.7 or Schedule 4.10 hereto, PST has not granted or allowed to be imposed any lien, claim, charge, security interest or other encumbrance upon any of its assets, other than equipment operating leases entered into in the ordinary course of business, nor has PST issued any note, bond, or other debt instrument or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

  (e) PST has not made any capital expenditure (or series of related capital expenditures) outside the ordinary course of business;

  (f) PST has not made any capital investment in, or any acquisition of the securities or assets of, any third party;

  (g) PST has not materially delayed or postponed the payment of accounts payable or other liabilities beyond the payment terms applicable to said accounts payable or liabilities, other than in the ordinary course of business consistent with past practice;

  (h) PST has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

  (i) PST has not granted any license or sublicense of any rights under or with respect to any of its intellectual property;

  (j) there has been no change made or authorized in the charter or bylaws of PST;

  (k) PST has not issued, sold, or otherwise disposed of any of the PST Common Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the PST Common Stock, other than the exercise in the ordinary course of business of any previously outstanding stock options in accordance with their terms;

  (l) PST has not declared, set aside, nor paid any dividend or made any distribution with respect to the PST Common Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of the PST Common Stock;

  (m) PST has not experienced any damage, destruction, or loss (whether or not covered by insurance) materially adversely affecting its properties or business, taken as a whole;

  (n) PST has not made any loan to, or entered into any other transaction with or on behalf of (including but not limited to guarantees of debt), any of its directors, officers, and employees other than normal salary, bonuses and employee benefits paid or granted in the ordinary course of business consistent with past practice;

  (o) PST has not granted any increase in the base compensation of, and has not granted any bonus, dividend, or other form of compensation to, any of its directors, officers, and employees outside the ordinary course of business, and has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

  (p) PST has not made any other change in employment terms for any of its directors, officers, and key employees;

  (q) PST has not made or pledged to make any charitable or other capital contribution;

  (r) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the ordinary course of business involving PST (except where any such events, individually or in the aggregate, would not constitute or be expected to result in a PST Material Adverse Effect), and PST has conducted its business in the ordinary and usual course and in a reasonable business manner;

  (s) PST has not incurred any liability, contingent or otherwise, except in the ordinary and usual course of business;

  (t) PST has not made any change in any method of accounting or principle of accounting; and

  (u) PST has not committed to take any action that would result (or would reasonably be expected to result) in any of the foregoing.

  4.11 Undisclosed Liabilities. Except as set forth on Schedule 4.11, PST does not have any material liability or obligation, whether accrued, absolute, contingent or otherwise (and, to the knowledge of PST, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability), except for (i) liabilities set forth and adequately reserved against in the Most Recent Financial Statements (or disclosed in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Financial Statements in the ordinary course of business and all of which are disclosed on Schedule
4.11. When used in this Agreement, "TO THE KNOWLEDGE OF PST" or "TO THE KNOWLEDGE OF PST'S OFFICERS AND DIRECTORS" means knowledge of a particular fact or matter to the extent that either (i) any of PST's officers or directors possess actual knowledge thereof or (ii) a prudent individual in the position of any of PST's officers and directors could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of their duties as an officer or director of PST.

  4.12 Legal Compliance. Except as set forth on Schedule 4.12, PST has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to so comply would not have a PST Material Adverse Affect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or threatened against it alleging any failure so to comply.

  4.13 Tax Matters. For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as disclosed in any exceptions listed on Schedule 4.13:

  (a) PST has filed all Tax Returns and reports that it was required to file. All such Tax Returns and reports were correct and complete in all material respects. All Taxes owed by PST (whether or not shown on any Tax Return) have been paid or accrued on the Most Recent Financial Statements. PST currently is not the beneficiary of any extension of time within which to file any Tax Return or report or to make any Tax payment. No claim has ever been made by an authority in a jurisdiction where PST does not file Tax Returns or reports that PST is or may be subject to taxation by that jurisdiction.

  (b) PST has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

  (c) No director or officer (or employee responsible for Tax matters) of PST expects any authority to assess any additional Taxes for any period for which tax returns have been filed. There is no dispute or claim concerning any Tax liability of PST either (i) claimed or raised by any authority in writing or
(ii) as to which any of the officers and employees of PST responsible for Tax matters has been notified or has knowledge based upon personal contact with any agent of such authority. As concerns income tax, Schedule 4.13(c) sets forth all federal, state and local Tax Returns filed with respect to PST for taxable periods ended on or after March 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, investigation or other inquiry.

  (d) PST has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

  (e) PST has not filed a consent under Code (S)341(f) concerning collapsible corporations. PST has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code
(S)280G. PST has not been a United States real property holding corporation within the meaning of Code (S)897(c)(2) during the applicable period specified in Code (S)897(c)(1)(A)(ii). PST is not a party to any tax allocation or sharing agreement. PST (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any person or entity (other than PST) under Reg. (S)1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

  (f) Schedule 4.13(f) sets forth the following information with respect to PST as of the most recent practicable date: (i) the basis of PST in its assets; and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to PST (with such amounts being estimated for purposes of preparing PST's 1997 federal tax return).

  (g) The unpaid Taxes of PST (i) did not, as of the Most Recent Financial Statements, exceed the reserve for tax liability set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PST in filing Tax Returns.

  4.14 Real Property. Schedule 4.14 lists all real property that PST leases or owns for the operation of its terminal, general offices and drop yards (the "REAL ESTATE"). For all leased Real Estate, Schedule 4.14 sets forth (i) the address of the property, (ii) the name of the landlord, to whom the rent is payable and their address, (iii) the amount of the rent per payment period,
(iv) the remaining current term of the lease, (v) any renewal options, (vi) any notice windows or other deadlines within or by which notice of applicable renewals must be given, and (vii) a description of any sub-leases of any portion of the property to a third party. A true and correct copy of each such lease is also attached as part of Schedule 4.14, together with either (A) an estoppel letter from the landlord in the form attached hereto as Exhibit 4.14 or (B) a full description of the current status of negotiations and any other relevant facts with respect to any landlord which has failed or refused to execute such estoppel letter. For all owned Real Estate, Schedule 4.14 sets forth (i) the address of the property, (ii) a description of any leases of any portion of the property to another and (iii) the amount of any liens or encumbrances on the property.

  (a) General. Except for the Real Estate, there is no real property owned, leased or occupied by PST.

  (b) Codes, Ordinances, Use and Notice of Condemnation. There are no existing, pending, or to the knowledge of PST proposed material violations of any fire or health codes, building ordinances, or rules of the Board of Fire Underwriters (or organization exercising functions similar thereto), with respect to the Real Estate, nor to the knowledge of PST is there, any defect in the Real Estate which would render all or any part thereof unsuitable for its continued use by PST in the manner historically used by PST. PST has not received any notice and has no knowledge of any condemnation, zoning or land use proceedings or deliberations in process or proposed that would affect the Real Estate. PST shall advise Enterprises forthwith of any notice concerning violations, condemnation proceeding, and tax or utility rate increases that may affect the Real Estate.

  (c) Licenses and Permits. PST holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state, local, foreign and other public authorities necessary for the conduct of its current operations, which licenses, certificates, permits, franchises and rights are specified on
Schedule 4.14(c), except where the failure to obtain any such license, certificate, permit, franchise or right would not constitute or be expected to result in a PST Material Adverse Effect.

  (d) No Notice of Violations. PST is in material compliance with all applicable laws, rules and regulations relating to its occupancy and use of the Real Estate. PST has not received any notice of violations of any federal, state, local, or foreign laws, ordinances, rules, regulations or orders relating to its occupancy and use of the Real Estate.

  (e) Utility Connections. All public utility connections located on or serving the Real Estate have been completed, installed, activated, paid for and are in operational condition and to the knowledge of PST are in compliance with all appropriate codes, rules and regulations.

  (f) Taxes and Utilities. PST is not aware of, nor has it received, any notice or information of any condition which would result in an increase in the assessments covering the Real Estate or utility rates affecting the Real Estate.

  (g) Access. PST presently has the right to use all accesses from the Real Estate to and from public thoroughfares, as such accesses are presently configured and utilized, except as disclosed on Schedule 4.14 or where any such encumbrance would not constitute or be expected to result in a PST Material Adverse Effect.

  (h) Right to Operate. PST has the legal right to operate all parts of the Real Estate in the manner in which it is currently being operated.

  (i) Good Title. Except as set forth on Schedule 4.14(i), PST has good and marketable title to each parcel of Real Estate, free and clear of any liens, mortgages, deeds to secure debt, security interests, easement, covenant, or other restriction, except for recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

  (j) No Other Leases. Except as set forth on Schedule 4.14(j), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties, other than PST, the right of use or occupancy of any portion of the Real Estate.

  4.15 Intellectual Property. Set forth on Schedule 4.15 is a complete and accurate list of all intellectual property rights owned by or licensed to PST, including but not limited to all rights in and to servicemarks, trademarks, tradenames (including the name "PST Vans" and all variations thereof), copyrights, patents and the like whether or not subject to registration, but excluding any licenses pertaining to the use of computer software applications (other than any such applications, or any customized variations thereof, which have been specifically designed for and licensed to PST for use in its business) (collectively the "PST INTELLECTUAL PROPERTY").

  (a) There are no other forms of intellectual property rights necessary for the operation of the businesses of PST as presently conducted other than PST Intellectual Property. Except as set forth on Schedule 4.15(a) each item of PST Intellectual Property owned or used by PST immediately prior to the Closing hereunder will be owned or available for use by the surviving corporation on identical terms and conditions immediately subsequent to the Closing hereunder.

  (b) Except as set forth on Schedule 4.15(b), to the knowledge of PST, PST has never interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and PST has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that PST must license or refrain from using any intellectual property rights of any third party). To the knowledge of PST, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the PST Intellectual Property. To the knowledge of PST, PST and the surviving corporation after giving effect to the transactions contemplated by this Agreement, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its businesses as presently conducted.

  (c) With regard to each item of the PST Intellectual Property:

    (i) to the knowledge of PST, PST possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction other than the licensee restrictions contained in those items of PST Intellectual Property licensed to PST;

    (ii) to the knowledge of PST, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

    (iii) to the knowledge of PST, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

    (iv) PST has never agreed to indemnify any third party for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

  4.16 Rolling Stock and Other Tangible Assets. Other than property subject to equipment leases (which leases are in good standing, valid and effective in accordance with their terms, and as to which there is not existing any material default or event of default or, to the knowledge of PST, event which with notice or lapse of time would constitute a default), except as set forth on Schedule 4.16, PST has good, valid and marketable title to all personal and mixed, tangible and intangible properties and assets, all machinery, equipment, and other tangible assets (including but not limited to the Rolling Stock (as defined below)) used in its business as presently conducted or which it otherwise purports to own, free and clear of all liens, claims, charges and encumbrances whatsoever. The tangible assets, as a group have been maintained in accordance with PST's normal practice, in the ordinary course, as a group are in good operating condition and repair (subject to normal wear and tear and normal maintenance requirements), are suitable for the purposes for which they are presently being used and, to the knowledge of PST, are free from material defects other than defects which, in the aggregate, would not have a PST Material Adverse Effect. Schedule 4.16(a) sets forth a list (by make, model, year, license plate/registration number and vehicle identification number) of all power units and trailers owned or leased by PST (the "ROLLING STOCK"). Except as set forth on Schedule 4.16(a), the Rolling Stock is in material compliance with all applicable safety requirements (either by regulatory requirement or industry practice) and is materially road-worthy, except for any individual units of the Rolling Stock which are temporarily out of service due to customary repair and maintenance requirements or major repairs, as needed (which units do not constitute more than 3% of the total Rolling Stock as of the date hereof). Except as set forth on Schedule 4.16(a), all items of Rolling Stock are under manufacturer's warranty. Schedule 4.16(b) sets forth a list (by make, model, year, license plate/registration number and vehicle identification number) of all other motor vehicles and equipment (other than Rolling Stock) owned or leased by PST. Schedule 4.16(c) sets forth a list all other material items of personal property owned by PST. The location of all the Rolling Stock and other personal property located on
Schedule 4.16(a), Schedule 4.16(b) and Schedule 4.16(c) is known to PST except to the extent noted on such schedules.

  4.17 Contracts. Schedule 4.17 sets forth all material oral or written contracts and other agreements to which PST is a party, including but not limited to:

  (a) any agreement (or group of related agreements) for the lease of personal property providing for lease payments in excess of Fifty Thousand Dollars ($50,000) per annum;

  (b) any agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of Fifty Thousand Dollars ($50,000);

  (c) any agreement concerning a partnership or joint venture;

  (d) any agreement (or group of related agreements) under which PST has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of Fifty Thousand Dollars ($50,000) or under which it has imposed a lien on any of its assets, tangible or intangible;

  (e) any agreement concerning confidentiality or noncompetition;

  (f) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of Fifty Thousand Dollars ($50,000) or providing severance benefits or other post-employment benefits of any amounts;

  (g) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

  (h) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Fifty Thousand Dollars ($50,000); or

  (i) any trucking, carrier, shipper, dedicated service, broker and transport contracts.

PST has delivered to Enterprises a correct and complete copy of each written agreement set forth on Schedule 4.17 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.17. Except as set forth on Schedule 4.17, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, (except that (1) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) PST is not, and to the knowledge of PST no party thereto is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iv) PST has not, and to the knowledge of PST no party thereto has, repudiated any provision of the agreement; and (v) PST is not, and to the knowledge of PST no party thereto is, the subject of bankruptcy proceedings, has had a trustee appointed on its behalf or is insolvent.

  4.18 Employee Arrangements, Union Agreements and Benefit Plans and Government Compliance.

  (a) Schedule 4.18(a) sets forth a complete and accurate list and description of all oral or written employment, consulting or collective bargaining contracts, deferred compensation, change in control agreements, golden parachute agreements, profit-sharing, bonus, option, share purchase or other benefit or compensation commitments, plans, arrangements or policies, including all welfare plans of or pertaining to the present or former employees, directors or consultants of PST or of any other entity which is a member of a controlled group including PST or which is under common control with PST. Except as set forth on Schedule 4.18(a), PST has complied in all material respects with all of its respective obligations, including the payment of all contributions, the filing of all reports, and the payment or accrual of all expenses for the period between the end of the previous plan year and the Closing Date, with respect to such contracts, commitments, arrangements and plans. The plans have been maintained in compliance with all applicable laws and regulations. The levels of insurance reserves and accrued liabilities with regard to all such plans are reasonable and are sufficient to provide for all incurred but unreported claims and any retroactive premium adjustments.

  (b) Schedule 4.18(b) sets forth the name of each salaried employee of PST and such employee's annual salary, position and hire date.

  (c) Except as disclosed on Schedule 4.18(c), PST is in material compliance with all worker compensation laws and requirements of all applicable states.

  (d) Except to the extent set forth in Schedule 4.18(d):

    (i) To PST's knowledge, PST is in material compliance with all applicable laws and collective bargaining agreements respecting employment (if any) and terms and conditions of employment and wages and hours and occupational safety and health;

    (ii) There is no unfair labor practice, charge or complaint or any other matter against or involving PST or pending or, to the knowledge of PST, threatened before the National Labor Relations Board or any court of law;

    (iii) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of PST, threatened against PST;

    (iv) To the knowledge of PST, no certification or decertification question or organizational drive exists or has existed within the past twenty-four (24) months respecting the employees of PST;

    (v) No grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending against PST, or, to the knowledge of PST, threatened; and, to the knowledge of PST, no basis for any claim therefor exists;

    (vi) Except for general labor relation laws, no agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on PST in any way limits or restricts PST from relocating or closing any of its operations;

    (vii) PST has not experienced any organized work stoppage or other labor difficulty since December 31, 1997; and

    (viii) There are no charges, or known administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of PST, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against PST. Except as disclosed in Schedule 4.18(d), there have been no governmental audits of the equal employment opportunity practices of PST.

  4.19 Employee Benefit Plans. Except as set forth on Schedule 4.19:

  (a) The only employee pension benefit plan as defined in Section 3(2) of Employee Retirement Income Security Act of 1974 ("ERISA") and including all trusts executed in connection therewith, adopted or sponsored or maintained or contributed to by PST with respect to which or as the result of which PST has or may have had or may have any liability (specifically including, but not limited to, any liability for a partial or complete withdrawal from a "MULTI-EMPLOYER PLAN" as defined in Sections 3(37) and 4001(a)(3) of ERISA and any other liability arising under Title IV of ERISA) during the last five (5) years is the "PST 401(k) Plan" (the "RETIREMENT PLAN"). The term "PST" specifically includes for the purposes of this Section 4.19 PST and any member of a controlled group with PST under Section 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "CODE") or any organization to which PST is a successor or parent corporation within the meaning of Section 4069(b) of ERISA. Except as set forth on Schedule 4.19(a), PST has never been required to make nor has it made any contribution to any Multi-employer Plan.

  (b) The Retirement Plan is a qualified plan under Section 401(a) of the Code, the trust with respect to such plan is exempt from taxation under
Section 501(a) of the Code and is subject to a favorable determination letter which will be in effect at the Closing Date; and all amendments made to the Retirement Plan prior to the Closing Date have been considered in the determination letter. No action has been taken (or failure to take action has occurred) which would cause such determination letter to be revoked. The Retirement Plan has been administered and operated in accordance with its terms and in a manner so as to preserve such qualification, including those provisions required by all subsequent laws (including the Uniformed Services Employment and Re-employment Rights Act of 1994) whose effective date is prior to the Closing Date. All Notices of Reportable Events required to be filed with the Pension Benefit Guaranty Corporation have been timely filed. The Retirement Plan will be fully funded on a termination basis as of Closing so that if the Retirement Plan were terminated as of Closing there would be sufficient assets to pay for all liabilities accrued as of that date (assuming that all participants would be fully vested).

  (c) Schedule 4.19(c) lists any employee welfare benefit plan within the meaning of Section 3(1) of ERISA maintained or contributed to by PST during the last five (5) years and with respect to any group health plan subject to COBRA, maintained or contributed to by PST during the last five (5) years. "COBRA" means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4080B of the Code (and any amendments or predecessor or successor provisions) and Sections 601 through 608 of ERISA (and any amendments or predecessor or successor provisions), including any regulations promulgated under the applicable provisions of the Code and ERISA. As of the Closing Date, each of the employee benefit plans set forth in Schedule 4.19(c) and the Retirement Plan (collectively, the "EMPLOYEE BENEFIT PLANS") are in material compliance with, and have been administered in material compliance with, the provisions of ERISA and the Code.

  (d) In connection with each Employee Benefit Plan:

    (i) PST has provided to the Buyer true, complete and correct copies of
  (A) each Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof), (B) each trust agreement, group annuity contract, and any other contract relating to any Employee Benefit Plan, (C) the three (3) most recent Forms 990 and the three (3) most recent Annual Reports, including all schedules, exhibits, and audits (Form 5500) filed for each Employee Benefit Plan for which such a filing is required; and there has been no material change or amendment to any of such documents or filings relating to the Employee Benefit Plans as of the Closing Date;
  (D) the most recent Summary Plan Descriptions and all Summary of Material Modifications prepared subsequent to such Summary Plan Descriptions, (E) the three (3) most recent Summary Annual Reports prepared and distributed for each Employee Benefit Plan for which such document is required, (F) all Notices of Reportable Events filed with the Pension Benefit Guaranty Corporation.

    (ii) Neither PST nor any fiduciary as defined in Section 3(21) of ERISA has taken any action or failed to take any action which would result in any liability to PST after the Closing Date for matters prior to the Closing Date with respect to any Employee Benefit Plan, other than the payment of the specified benefits.

    (iii) There is not any contract, plan or commitment or legal requirement (other than the funding requirement of ERISA with respect to the Retirement
  Plan), that would require PST to create any additional employee benefit plan to provide or designed to provide benefits for any its employees or their dependents or beneficiaries or that would require PST to make any additional contribution to or to pay any expense of the Retirement Plan or to any Employee Benefit Plan for matters occurring prior to the Closing Date.

    (iv) There is no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets of any Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of Employee Benefit Plan administration for which administrative review procedures have not been exhausted) pending, threatened or imminent against or with respect to the Employee Benefit Plan, PST or any other fiduciary (as defined in Section 3(21) of ERISA) of any Employee Benefit Plan (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under any Employee Benefit Plan).

    (v) Neither PST nor any other fiduciary (as defined in Section 3(21) of ERISA) has any knowledge of any facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other manner of litigation, or claim with respect to any Employee Benefit Plan.

  (e) Except to the extent that the names of individual claimants or employees have been excised in order to avoid breaching any obligation of PST to protect the confidentiality of such information under any applicable legal or contractual requirement, Schedule 4.19(e) sets forth the names of claimants, the relationship to the employee and amount of all claims made under any policy or plan of health benefits sponsored by PST, whether or not insured, during the last five (5) years that aggregate Thirty-Five Thousand Dollars ($35,000) or more with respect to any claimant.

  4.20 Notes and Accounts Receivable. All notes and accounts receivable of PST are reflected properly on its books and records, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PST. More particularly, and without limiting the preceding statement, as of the Closing Date the total of (i) the amount of such reserve for bad debts plus (ii) all notes and accounts receivable of PST which do not satisfy the definition of "Eligible Accounts" as set forth in
Section 1.6 of that certain Loan and Security Agreement by and between Congress Financial Corporation (Northwest) as Lender and PST as Borrower dated August 6, 1996 (as amended), shall not exceed Three Million, Five Hundred Thousand Dollars ($3,500,000).

  4.21 Powers of Attorney. All outstanding powers of attorney executed on behalf of PST (including copies thereof) are set forth on Schedule 4.21.

  4.22 Insurance. Schedule 4.22 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which PST has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

  (a) the name, address, and telephone number of the agent;

  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

  (c) the policy number and the period of coverage;

  (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of deductibles and ceilings); and

  (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

  With respect to each such insurance policy, except as otherwise set forth on
Schedule 4.22: (i) the policy is (or was) legal, valid, binding, enforceable, and in full force and effect during the periods indicated; (ii) the current policies in force will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (subject to (A) the terms of the policy, (B) the payment of premiums and (C) no notice of cancellation by PST subsequent to the Closing); (iii) neither PST nor, to the knowledge of PST, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. PST has been covered during the past five (5) years by insurance in scope and amount which PST's officers and directors believe to be adequate for the businesses in which it has engaged during the aforementioned period, based upon PST's business experience. Schedule 4.22 describes any self-insurance arrangements affecting PST.

  4.23 Litigation and Claims. Schedule 4.23(a) sets forth each instance in which PST (i) is subject to any outstanding injunction, judgment, order, decree, ruling, asserted claim or charge, or (ii) is a party or is threatened to be made a party to any action, claim, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Set forth on Schedule 4.23(b) are copies of all accident registers and loss runs relating to all open matters not totally resolved and closed. Set forth on Schedule 4.23(c) are copies of the cargo loss log relating to all open matters not totally resolved and closed. Schedule 4.23(d) sets out in reasonable detail, the facts of which PST is aware involving any bodily injury, property, vehicular or cargo incident between PST and a third party occurring since January 1, 1998, where no claim has yet been made or threatened and which is not reflected on either Schedule 4.23(a), Schedule 4.23(b) or Schedule 4.23(c). Schedule 4.23(a), Schedule 4.23(b) and Schedule 4.23(c) each set forth in individual detail all liabilities recorded in the financial statements, including booked reserves and accruals relating to each entry.

  4.24 Guaranties. PST is not a guarantor or otherwise is liable for any liability or obligation (including indebtedness) of any other person or entity.

  4.25 Environmental, Health, and Safety Matters; Environmental
Protection. PST has obtained all material permits, licenses and other authorizations and filed all notices and reports which are required to be obtained or filed by it for the operation of its business under federal, state, local and foreign laws relating to environmental matters, health and safety, pollution, or protection of the environment (the "HSE LAWS"). A list and copies of the foregoing, including the location of all underground storage tanks ("USTS") and all environmental surveys related to all properties, if any, are attached hereto as Exhibit 4.25. Except as disclosed on Schedule 4.25, PST is in compliance in all material respects with all terms and conditions of such required permits, licenses and authorizations. Except as disclosed on Schedule 4.25, PST is in compliance in all material respects with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the HSE Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. In addition to the foregoing, PST specifically warrants that all underground storage tanks presently or previously located on the Real Estate which were used by PST or which were located on the Real Estate while it was owned by PST at all times were in compliance in all material respects with the HSE Laws while used or owned by PST or that any violations have been properly corrected to the satisfaction of the appropriate governmental authority, and further represents that all USTs presently on the Real Estate are in compliance with the UST upgrade requirements through December 31, 1998. Except as disclosed on Schedule 4.25, to the knowledge of PST, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects with, or which may give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit, notice of violation, proceeding, or hearing pursuant to the HSE Laws, nor has there been any distribution, use, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release into the environment of any pollutant, contaminant, or hazardous or toxic material or waste with respect to PST or its business. Except as disclosed on Schedule 4.25, PST has received no notice of violation or the like or any complaint or other threat of any actions by any party related in any way to the HSE laws. To the knowledge of PST, the Real Estate does not contain any asbestos, urea-formaldehyde, lead-based paint, or PCBs in any form.

  4.26 Absence of Certain Payments. Other than for services legitimately and openly performed under applicable law, business discounts customarily granted in the ordinary course of business and nominal non-cash gifts (with a total per donee retail value of less than One Hundred Dollars ($100) in any year), neither PST nor any agent, employee or representative of PST has made or offered to make to any customer, supplier, government official, insurance carrier, referral source, employee or agent or any other person or entity, any payment, gratuity, gift, service or thing of material value. For purposes of this Section, "material" shall mean a fair market value of One Hundred Dollars ($100.00) or more.

  4.27 Antitrust Matters. PST is and throughout any applicable statutory period of limitation has been in compliance with all laws, regulations and/or ordinances, whether federal, state or municipal, pertaining or relating in any way to the regulation of competition or trade among or between business entities, including but not limited to, Sections 1 and 2 of the Sherman Act,
Section 3 of the Clayton Act, the Robinson-Patman Act, the Lanham Act, Section 5 of the Federal Trade Commission Act and applicable state or municipal antitrust and trade laws, regulations and/or ordinances. The business and operations of PST, or, to PST's knowledge, any predecessor, affiliate, parent or subsidiary thereof, have been conducted in full and complete compliance with any and all such laws, regulations and/or ordinances.

  4.28 Safety Rating. Except as noted in Schedule 4.28, PST holds a Satisfactory safety rating from the United States Department of Transportation and has always held same since such ratings were first issued.

  4.29 Organizations and Clubs. Set forth on Schedule 4.29 is a listing of all organizations, clubs, sporting activities and facilities, events or other perquisites or personal benefits of which PST is a member or to which it pays dues or fees on behalf of itself or otherwise provides to any person, which person shall be identified in the schedule.

  4.30 Bank Accounts. Schedule 4.30 sets forth a complete and accurate list of each bank or financial institution at which PST has an account or safe deposit box (giving the address and account numbers) and the names of the persons authorized to draw thereon or to have access thereto.

  4.31 Major Suppliers and Customers. Schedule 4.31 sets forth a list of PST's fifty (50) largest suppliers and fifty (50) largest customers for the year ended December 31, 1997, together with in each case the amount paid or billed during such period. To the knowledge of PST, PST is not engaged in any dispute with any of such suppliers or customers. None of the officers or directors of PST, or any lineal ancestor or descendant of any officer or director of PST, or any company or other organization in which any officer or director of PST (or any lineal ancestor or descendant thereof) has a direct or indirect financial interest, has any material financial interest in any supplier or customer of PST.

  4.32 Disclosure. The representations and warranties contained in this
Article IV do not contain any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

  4.33 Registration Statement; Proxy Statement; Other Filings. None of the information related to PST whether included directly therein or incorporated by reference in (i) the Registration Statement (as defined in Section 6.2(b)),
(ii) the Proxy Statement (as defined in Section 6.2(b)), or (iii) any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary for the issuance of the shares of Enterprises Common Stock in the Merger, fail to comply with the Securities Act, or, with respect to the Proxy Statement, when mailed and at all times through the date of the Shareholders' Meeting (as defined in Section 6.3), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier communication with respect to the Shareholders' Meeting which has become false or misleading. All documents which PST files with the Commission and any regulatory agency in connection with the Merger will comply in all material respects with the applicable provisions of the Securities Act, the Exchange Act and state securities laws and the rules and regulations thereunder. The monthly and quarterly consolidated financial statements for January 1998 through April 1998 furnished by PST to Enterprises were prepared in a manner consistent with the consolidated financial statements contained in the PST SEC Reports, and present fairly in all material respects the consolidated results of its operations for the period indicated, except that such statements are subject to normal and recurring quarterly year-end adjustments, which were not or are not expected to be material in amount.

  4.34 Statutory Provisions; Articles of Incorporation. Except for Part 13 of the URBCA and Article 2 of PST's Amended and Restated Bylaws, there are no other provisions of applicable law or of PST's corporate governance documents which apply to this Agreement, the Articles of Merger, the Merger or to the transactions contemplated hereby, to require any vote of PST's Shareholders other than as set forth in Section 4.35 below, or to require any consideration to be paid to PST's Shareholders other than the Merger Consideration as defined herein.

  4.35 Vote. The affirmative vote of two-thirds (2/3) of the votes that holders of the outstanding shares of PST Common Stock are entitled to cast, is the only vote or approval of the holders of PST's capital stock necessary to approve this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby.

  4.36 Revenue Per Loaded Mile. PST has provided to Enterprises data reasonably requested by Enterprises necessary to verify the revenue per loaded mile representations heretofore provided to Enterprises, and such data is accurate in all material respects as of the date provided to Enterprises.

                                   ARTICLE V

                    Conduct of Business Pending the Merger

  Except as otherwise contemplated hereby or as set forth on Schedule 5, after the date hereof and prior to the Effective Time or earlier termination of this Agreement, unless Enterprises shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement (it being agreed, however, that PST shall be solely responsible for its operations in accordance with the provisions of this Agreement), PST shall:

  (a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

  (b) not (i) amend or propose to amend its charter or by-laws, or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

  (c) not (i) authorize the issuance of, or issue, sell, grant, pledge or dispose of, or agree to issue, sell, grant, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except issuances of shares of PST Common Stock pursuant to the exercise of stock options outstanding on the date hereof; amend or agree to amend any stock option plans or agreements; sell (including, without limitation, by sale-leaseback), pledge, dispose of or encumber any material assets or interests therein, other than in the ordinary course of business and consistent with past practice; (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

  (d) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its present officers, employees, and independent contractors, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with PST;

  (e) use its commercially reasonable efforts to insure compliance with all applicable statutes and regulations, and preserve and foster good relationships with governmental agencies having jurisdiction over PST;

  (f) confer on a regular basis as requested by Enterprises with one or more representatives of Enterprises to discuss operational and business matters of materiality and the general status of ongoing operations and business;

  (g) promptly notify Enterprises of any significant changes in the business, properties, assets, condition (financial or other), results of operations or prospects of PST, including but not limited to any pending or threatened claims, suits, actions or other potential liabilities;

  (h) not acquire, or publicly propose to acquire, all or any substantial part of the business and properties or capital stock of any person not a party to this Agreement, whether by Merger, purchase of assets, tender offer or otherwise;

  (i) not initiate, solicit, or encourage, and will not directly through any officer, director or employee, investment banker, attorney, accountant or other agent employed or retained by PST or any of its subsidiaries initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of the business and properties or capital stock of PST or any of its subsidiaries, whether by Merger, purchase of assets, tender offer or otherwise; provided, however, that PST may furnish information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "THIRD PARTY") which has expressed an interest in making a bona fide offer or proposal to PST to acquire PST and which in the opinion of PST has the financial capability to consummate such an acquisition subject to receipt of appropriate information regarding PST (and when PST has not initiated the offer or proposal and has not solicited or encouraged such third party to express such offer or proposal in breach of this subsection (i) and, following receipt of such expression of interest, may negotiate and take any of the actions otherwise prohibited by this subsection (i), including without limitation, entering into appropriate agreements with such Third Party if the Board of Directors believes in good faith, after consultations with its financial advisor, that such actions may result in a superior financial transaction for shareholders and if outside counsel to PST provides a written opinion to the Board of Directors of PST to the effect that the failure to furnish such information, or to negotiate or enter into appropriate agreements with such Third Party could subject PST's directors to a substantial risk of liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws. In the event PST shall receive an expression of interest or offer of the type referred to in this subsection
(i), it shall promptly inform Enterprises as to (and provide Enterprises with copies of) any such inquiry, offer or proposal;

  (j) not approve, accept or recommend any offer from a Third Party with respect to any Merger, consolidation, or sale of substantially all of its assets that will treat Enterprises or shares of PST Common Stock owned by Enterprises any less favorably than other shareholders of PST or their shares of common stock of PST;

  (k) not commence litigation, adopt any shareholder rights plan or comparable arrangement, or take any other action that is intended to prevent Enterprises from acquiring the PST Common Stock other than enforcing the terms of this Agreement;

  (l) not enter into or amend any employment, severance, bonus, special pay arrangement with respect to hiring, termination of employment or other similar arrangements or agreements with any directors, officers or key employees;

  (m) with the exception of routine employee raises granted in the ordinary course of business and consistent with past practice, not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee, retiree, or terminated employee, except as required to comply with changes in applicable law;

  (n) other than in the ordinary course of business and consistent with past practice, not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or make any loans or advances;

  (o) not agree in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in Article IV untrue or incorrect in any material respect as of the Closing Date; and

  (p) not authorize or resolve to adopt any plan or proposal that would grant any right to PST's shareholders to dissent from and obtain an appraisal of their shares as a consequence of the Merger or this Agreement and the transaction contemplated thereby apart from, or in addition to, the statutory rights of PST shareholders prescribed by Part 13 of the URBCA.

                                  ARTICLE VI

                             Additional Agreements

  6.1 Access to Information. PST shall afford to Enterprises and its accountants, counsel, lenders and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to Enterprises (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state tax or securities laws or the HSR Act or filed with or received by any of them from the SEC, Federal Trade Commission, Department of Justice or any Federal or state tax authority and (ii) all other information and documents concerning its businesses, properties and personnel as Enterprises may reasonably request; provided that no investigation pursuant to this Section 6.1 or otherwise shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. PST shall promptly advise Enterprises in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a PST Material Adverse Effect.

  6.2 Proxy Statement; Registration Statement; Other Filings.

  (a) PST shall cooperate with Enterprises and its counsel in the preparation and filing with the Commission as promptly as practicable, and shall use all reasonable efforts to have cleared and declared effective by the Commission, a proxy statement/prospectus with respect to the Shareholders' Meeting referred to in Section 6.3 and the issuance of the Enterprises Common Stock described in Article II. The term "PROXY STATEMENT" shall mean such proxy statement/prospectus at the time it initially is mailed to PST's shareholders and all amendments or supplements thereto duly filed and similarly mailed. PST agrees to correct promptly (but in no event later than the date of the Shareholders' Meeting referred to in
Section 6.3) any information related to PST whether included directly therein or incorporated by reference, in the Proxy Statement which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall be used in the prospectus of Enterprises to be included in the Registration Statement described in Subsection (b) below. Enterprises and PST shall cooperate with each other in the preparation of such Proxy Statement and Registration Statement. The Proxy Statement shall include the recommendations of the Board of Directors of PST in favor of the Merger, unless an offer as described on Article V hereof shall have been made (and not been withdrawn) prior to such mailing.

  (b) Enterprises (with the cooperation and assistance of PST) shall prepare and shall file with the Commission, as promptly as practicable after the furnishing by PST of all information regarding PST required to be contained therein, a Registration Statement on Form S-4 under the Securities Act covering the Enterprises Common Stock to be issued in the Merger, which Registration Statement shall include the Proxy Statement referenced in Section 6.2(a) above and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable. Enterprises shall also take such action as is reasonably required to be taken with respect to the issuance of Enterprises Common Stock in the Merger under state blue sky or securities laws. The term "REGISTRATION STATEMENT" shall mean such Registration Statement at the time it becomes effective and all amendments or supplements thereto duly filed. Enterprises agrees to correct promptly (but in no event later than the date of the Shareholders' Meetings referred to in Section 6.3) any information provided by it for use in the Registration Statement which contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c) As soon as practicable after the date hereof, PST and Enterprises shall promptly prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities laws relating to the Merger and the transactions contemplated herein ("OTHER FILINGS").

  6.3 Shareholders' Approval. PST, in accordance with applicable law and the terms of this Agreement, shall promptly submit this Agreement and the transactions contemplated hereby for the approval of PST's shareholders at a special meeting of shareholders (the "SHAREHOLDERS' MEETING") to be held as soon as practicable after the Registration Statement is declared effective by the Commission and, subject to the fiduciary duties of the Board of Directors of PST under applicable law and as otherwise provided herein, shall use its commercially reasonable efforts to obtain shareholder approval of this Agreement and the transactions contemplated hereby; subject to the provisions of Article V hereof.

  6.4 Expenses; Termination Fee. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, if this Agreement is terminated pursuant to
Section 8.1(d)(ii) hereof, or if a tender or exchange offer for any shares of capital stock of PST or any business combination shall have been made or publicly proposed to be made by any person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than Enterprises, and the Board of Directors of PST shall have announced a position in favor of such tender or exchange offer or business combination, then PST shall pay to Enterprises a termination fee of Three Million Dollars ($3,000,000) plus Enterprises' actual out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to fees and expenses of counsel and accountant and financial advisors), subject to a limit on such expenses of Five Hundred Thousand Dollars ($500,000). Such payment is intended by the parties to constitute liquidated damages and not a penalty. If this Agreement is terminated pursuant to Section 8.1(c) (except for a termination under Section 8.1(c)(ii)(y) or (z) due to a breach or event, as the case may be, which occurs after the signing of this Agreement but prior to the Closing Date as a result of the actions of one or more third parties), then PST shall pay Enterprises' actual out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to fees and expenses of counsel and accountant and financial advisors), subject to a limit on such expenses of Five Hundred Thousand Dollars ($500,000). Notwithstanding any other provision of this Section, PST shall not become obligated for payment to Enterprises of any termination fee or out-of-pocket expenses if this Agreement is terminated under Section 7.2(e) or Section 8.1(d)(i) hereof. If Enterprises wrongfully refuses to close the transactions contemplated by this Agreement (which expressly shall not include any refusal pursuant to the exercise of Enterprises' rights under Sections 7.1 or 7.3 hereof), then Enterprises shall pay PST's actual out-of-pocket expenses relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel, accountants, and financial advisors), subject to a limit on such expenses of Five Hundred Thousand Dollars ($500,000).

  6.5 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the Hart-Scott-Rodino Antitrust Improvements Act and the Other Filings), to enter into negotiations, provide information or propose settlements reasonably calculated to avoid or eliminate any impediment under any antitrust law that may be asserted by any governmental authority and to prevent the commencement of proceedings to enjoin or delay consummation of the Merger by such governmental authority or, if such proceedings are commenced, to thereafter prevent the entry of any injunction or other order delaying or preventing the Merger, and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to receiving the requisite vote of the shareholders of PST. Each party hereto agrees to allow the other to review each regulatory filing, including the Other Filings made by such party prior to the filing thereof during the term of this Agreement.

  6.6 Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or either party's listing agreement with the NASDAQ/NMS.

  6.7 Accountants' Letters. Each of Enterprises and PST agrees to use its commercially reasonable efforts to cause to be delivered to the other letters of Arthur Andersen LLP, independent auditors for PST and Arthur Andersen LLP, independent auditors for Enterprises, respectively, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other dates reasonably acceptable to the parties) with respect to certain financial statements and other financial information included in the Registration Statement, which letters shall be in form and substance reasonably satisfactory to the addressee.

  6.8 Stock Options. As of the Effective Time, all options to purchase PST Common Stock outstanding as of the date hereof under any employee benefit plan of PST, whether vested or unvested, shall be deemed immediately vested and exercisable in full. The letter of transmittal for use by PST shareholders in obtaining the Merger Consideration shall provide a mechanism for allowing holders of such options to exercise their options and thereby obtain the Merger Consideration issuable with respect to the number of shares of PST Common Stock for which the option is exercised. Any such options to purchase shares of PST Common Stock which are not so exercised by the holders thereof in accordance with the procedures set forth in the letter of transmittal shall thereafter be deemed null and void.

  6.9 Dissenting Shareholders. PST shall give Enterprises prompt notice of any demands received by PST for appraisal of shares pursuant to Section 16-10a-1302 of the Utah Code Annotated, and Enterprises shall have the right to direct all negotiations and proceedings with respect to such demands.

  6.10 Directors' and Officers' Insurance. Enterprises shall cause to be maintained, for a period of not less than six (6) years after the Closing Date, directors' and officers' insurance and indemnification policies in such coverage and amounts as is substantially equivalent to the coverage maintained by PST as of the date hereof, to the extent that such policies provide coverage for events occurring prior to the Closing Date (collectively, the "D & O INSURANCE") for all persons who are directors of or officers of PST on the date hereof. To the extent that the D & O Insurance provides such coverage subject to deductible amounts, Enterprises shall indemnify such directors and officers for the amount of any such deductible with respect to liability incurred by them for events occurring prior to the Closing Date otherwise covered by such insurance.

                                  ARTICLE VII

                                  Conditions

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of PST under applicable law;

  (b) Each of Enterprises, Merger Sub, and PST shall have delivered or caused to be delivered to the other resolutions of their respective Boards of Directors duly adopted by unanimous vote or consent, certified by the Secretary of such party as of the Closing Date, authorizing and approving the execution and delivery of this Agreement on behalf of such party and the consummation of the transactions contemplated herein and authorizing and approving all other necessary and desirable corporate actions to enable the parties to comply with the terms hereof;

  (c) The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

  (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceedings for that purpose in respect of the Registration Statement shall have been initiated or threatened;

  (e) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction, order or decree lifted); and

  (f) There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Enterprises from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or ownership or operation by Enterprises or any of its subsidiaries of all or a material portion of the business assets of Enterprises or any of its subsidiaries, or (iii) compelling or seeking to compel Enterprises or any of its subsidiaries to dispose or hold separate all or any material portion of the business or assets of Enterprises or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement.

  7.2 Conditions to Obligation of PST to Effect the Merger. The obligation of PST to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

  (a) Enterprises shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Enterprises contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Effective Time as if made on and as of such date or time, except as otherwise contemplated or permitted by this Agreement, and PST shall have received a certificate of the President or any Executive Vice-President of Enterprises to that effect;

  (b) PST shall have received an opinion addressed to PST from Witt, Gaither & Whitaker, P.C., counsel to Enterprises, dated the date on which the Effective Time shall occur, substantially to the effect set forth in Exhibit 7.2(b) hereto;

  (c) PST shall have received the letter of Arthur Andersen LLP contemplated by Section 6.7 hereof;

  (d) The Board of Directors of PST on or prior to the date hereof has been advised by Morgan Keegan to the effect that the Merger Consideration is fair from a financial standpoint to PST's shareholders. Morgan Keegan has consented to the inclusion of their opinion in the Proxy Statement. Morgan Keegan's fairness opinion shall be confirmed in writing prior to the mailing of the Proxy Statement to PST's Shareholders and shall be further confirmed in writing immediately prior to the Closing.

  (e) Since the date hereof, no change, effect, or circumstance that individually or when taken together with all other changes, effects or circumstances has occurred (including such changes, events, or circumstances that are reasonably likely to occur), which has or may be reasonably expected to have a material adverse effect on the business, assets, financial condition, results of operations or stockholders equity of Enterprises taken as a whole.

  7.3 Conditions to Obligation of Enterprises to Effect the Merger. The obligation of Enterprises and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

  (a) PST shall have performed in all material respects its agreements contained in this Agreement required to be performed at or prior to the Effective Time and the representations and warranties of PST contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Effective Time as if made on and as of such date or time, except as otherwise contemplated or permitted by this Agreement and Enterprises shall have received a Certificate of the Chairman of the Board and Chief Executive Officer, or President and Chief Operating Officer of PST to that effect;

  (b) Enterprises shall have received an opinion from Parr, Waddoups, Brown, Gee & Loveless, counsel to PST, dated as of the date on which the Effective Time shall occur, substantially to the effect set forth in Exhibit 7.3(b) hereto;

  (c) Enterprises shall have received the estoppel letters specified in
Section 4.14 hereof and the letter of Arthur Andersen LLP contemplated by
Section 6.7 hereof;

  (d) Since the date hereof, no PST Material Adverse Effect shall have occurred;

  (e) As of the date hereof, and as of the Effective Time there shall have occurred no default or condition which, with the passage of time, would constitute a default under any loan agreement to which PST or any subsidiary is a party which would permit the acceleration of any amounts due thereunder;

  (f) PST's Board of Directors shall have unanimously approved and recommended to PST's shareholders, the Merger and the transactions contemplated thereby (in addition to the approval of shareholders required by Section 7.1(a) hereof) and persons holding more than ten percent (10%) of the outstanding PST Common Stock as of the Effective Time shall not have perfected their right to dissent from the Merger and receive payment for their shares under Section 16-10a-1302 of the Utah Code Annotated;

  (g) Each of the officers and directors of PST as set forth on Schedule 4.5 shall have delivered to Enterprises by the Closing Date a release in the form attached hereto as Exhibit 7.3(g);

  (h) By the Closing Date, Kenneth R. Norton ("NORTON") and Enterprises shall have entered into an agreement of non-competition in a form substantially equivalent to that attached hereto as Exhibit 7.3(h);

  (i) The Agreement for Outsourcing Services between PST Vans, Inc. and The Sabre Group Inc. will be discussed among the parties prior to closing and if such service is to be terminated it shall be done at a cost to PST of not more than One Million One Hundred Thirty-Seven Thousand Dollars ($1,137,000). If the cost of such termination exceeds, or would exceed such amount, notwithstanding PST's efforts to negotiate a lower amount, then this condition will be deemed not to have been met, and Enterprises and Merger Sub will not be obligated to effect the Merger. PST will use commercially reasonable efforts to negotiate and execute a definitive termination agreement with the Sabre Group, Inc. prior to closing; and

  (j) Prior to the Closing Date, PST shall identify all persons or entities who were, at the time of the PST Shareholders' Meeting held in accordance with
Section 6.3 hereof, "affiliates" of PST for purposes of Rule 145 under the Securities Act (the "Affiliates"). PST shall use its commercially reasonable efforts to cause each person or entity identified as an Affiliate to deliver to Enterprises, on or prior to the Closing Date, a written agreement (substantially in the form attached hereto as Exhibit 7.3(j)) stating that such affiliate will not offer to sell, sell, transfer, or otherwise dispose of any shares of Enterprises Common Stock received in the Merger except: (i) pursuant to an effective registration statement; (ii) in compliance with Securities Act Rule 145; or (iii) if, in the opinion of counsel reasonably acceptable to Enterprises or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such offer to sell, sale, transfer or other disposition is otherwise exempt from registration under the Act. Receipt of such signed agreements from each such potential Affiliate shall be a condition precedent to the obligations of Enterprises and Merger Sub to effect the Merger.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of PST:

  (a) by mutual consent of Enterprises and PST; or

  (b) by either Enterprises or PST if (i) the Merger shall not have been consummated on or before October 31, 1998 (the "TERMINATION DATE"), (ii) the requisite vote of the shareholders of PST to approve this Agreement and the transactions contemplated hereby shall not be obtained at the Shareholders' Meeting, or any adjournment thereof, called therefor, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

  (c) by Enterprises (i) if the Board of Directors of PST shall have withdrawn or modified in a manner adverse to Enterprises its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, or shall have resolved to do any of the foregoing, or (ii) there has been (x) a material breach of any covenant or agreement herein on the part of PST which has not been cured or adequate assurance (acceptable to Enterprises in its sole discretion) of cure given, in either case within fifteen (15) business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of PST herein which by its nature cannot be cured prior to the Termination Date other than such breach that has not had or would not reasonably be expected to have a PST Material Adverse Effect; or (z) a PST Material Adverse Effect has occurred; or

  (d) by PST if (i) there has been (x) a material breach of any covenant or agreement herein on the part of Enterprises which has not been cured or adequate assurance (acceptable to PST in its reasonable discretion) of cure given, in either case within fifteen (15) business days following receipt of notice of such breach, or (y) a breach of a representation or warranty of Enterprises herein which by its nature cannot be cured prior to the Termination Date other than such breach that has not had or would not reasonably be expected to have a material adverse effect on the business of Enterprises taken as a whole, or (ii) the Board of Directors of PST, pursuant to the actions permitted by the proviso of Article V subsection (i), shall have authorized PST to enter into an agreement with any Third Party with respect to a Merger of PST or the sale of all or substantially all of the assets of PST or recommended approval of a tender offer or any other form of business combination.

  8.2 Effect of Termination. In the event of termination of this Agreement by either Enterprises or PST, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of either PST or Enterprises or their respective officers or directors, except as set forth in Section 6.4 which shall survive the termination and except for the confidentiality provisions incorporated in Section 11.3, which shall survive termination. Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

  8.3 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval hereof by the shareholders of PST, but, after any such approval, no amendment shall be made which reduces the Merger Consideration or alters the form thereof or in any way materially adversely affects the rights of the shareholders of PST without the further approval of such shareholders, but the parties may agree to increase the Merger Consideration without the approval of the PST shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Waiver. At any time prior to the Effective Time, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto (made by the other parties hereto) and (c) waive compliance with any of the agreements or conditions contained herein (required of the other parties hereto); provided, however, that waiver of compliance with any agreements or conditions herein shall not limit the parties' obligations to comply with all other agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                                   Survival

  All representations, warranties and agreements in this Agreement shall expire as of the Effective Time.

                                   ARTICLE X

                      Definitions, Schedules, and Exhibits

  10.1 Definitions.

      DEFINED TERM                                        SECTION WHERE DEFINED
      ------------                                        ---------------------
      20-Day Average Price..............................  Section 2.1(a)
      Agreement.........................................  Preamble
      Articles of Merger................................  Section 1.1
      Closing...........................................  Section 2.5
      Closing Date......................................  Section 2.5
      Closing Price.....................................  Section 2.1(a)
      COBRA.............................................  Section 4.19(c)
      Commission........................................  Section 3.5
      Code..............................................  Section 4.19(a)
      D&O Insurance.....................................  Section 6.10
      Effective Time....................................  Section 1.2
      Employee Benefits Plans...........................  Section 4.19(c)
      Enterprises.......................................  Preamble
      Enterprises Common Stock..........................  Section 2.1(a)
      Enterprises SEC Reports...........................  Section 3.5
      ERISA.............................................  Section 4.19(a)
      Exchange Agent....................................  Section 2.1(c)
      Exchange Fund.....................................  Section 2.1(c)
      HSE Laws..........................................  Section 4.25
      Merger............................................  Preamble
      Merger Consideration..............................  Section 2.1(a)
      Merger Sub........................................  Preamble
      Most Recent Financial Statements..................  Section 4.7
      Multi-employer Plan...............................  Section 4.19(a)
      Norton............................................  Section 7.3(h)
      Other Filings.....................................  Section 6.2(c)
      Proxy Statement...................................  Section 6.2(a)
      PST...............................................  Preamble
      PST Common Stock..................................  Section 2.1(a)
      PST Intellectual Property.........................  Section 4.15
      PST Material Adverse Effect.......................  Section 4.1
      PST Options.......................................  Section 2.4
      PST SEC Reports...................................  Section 4.9
      Real Estate.......................................  Section 4.14
      Registration Statement............................  Section 6.2(b)
      Retirement Plan...................................  Section 4.19(a)
      Rolling Stock.....................................  Section 4.16
      Shareholders' Meeting.............................  Section 6.3
      Surviving Corporation.............................  Section 1.1
      Tax, Taxes........................................  Section 4.13
      Tax Returns.......................................  Section 4.13
      Termination Date..................................  Section 8.1(b)
      Third Party.......................................  Section 5(i)
      To the knowledge of PST, to the knowledge of PST's
       officers and directors...........................  Section 4.11
      URBCA.............................................  Section 1.1
      USTs..............................................  Section 4.25

  10.2 List of Schedules and Exhibits.

   SCHEDULES                DESCRIPTION
   ---------                -----------
   Schedule 3.2............ Authorization of Transaction
   Schedule 3.3............ Noncontravention
   Schedule 3.5............ Enterprises Financial Statements and SEC Reports
   Schedule 4.2(b)......... Defaults
   Schedule 4.3............ No Conflict
   Schedule 4.4............ Capital Stock and Stockholder Relations
   Schedule 4.5............ Officers and Directors
   Schedule 4.7............ Title to Assets
   Schedule 4.8............ Subsidiaries and Affiliates
   Schedule 4.9............ PST Financial Statements and SEC Reports
   Schedule 4.10........... Events Subsequent to Most Recent Fiscal Year End
   Schedule 4.11........... Undisclosed Liabilities
   Schedule 4.12........... Legal Compliance
   Schedule 4.13........... Tax Matters--Exceptions
   Schedule 4.13(c)........ Filed Tax Returns
   Schedule 4.13(f)........ Asset Basis, etc.
   Schedule 4.14........... Real Property
   Schedule 4.14(c)........ Licenses & Permits
   Schedule 4.14(i)........ Good Title
   Schedule 4.14(j)........ Other Leases
   Schedule 4.15........... Intellectual Property
                            Availability of Intellectual Property to Surviving
   Schedule 4.15(a)........ Corporation
   Schedule 4.15(b)........ Infringement of Intellectual Property Rights
   Schedule 4.16........... Rolling Stock and other Tangible Assets
   Schedule 4.16(a)........ List of Tractors and Trailers
   Schedule 4.16(b)........ Other Motor Vehicles and Equipment
   Schedule 4.16(c)........ Other Personal Property
   Schedule 4.17........... Contracts
   Schedule 4.18(a)........ Employment Agreements
   Schedule 4.18(b)........ List of Salaried Employees
   Schedule 4.18(c)........ Worker Compensation
   Schedule 4.18(d)........ Labor Compliance
   Schedule 4.19........... Employee Benefit Plans
   Schedule 4.19(a)........ Multi-employer Plan Contribution
   Schedule 4.19(c)........ Welfare Benefit Plans
   Schedule 4.19(e)........ Health Benefit Claimants
   Schedule 4.21........... Outstanding Powers of Attorney
   Schedule 4.22........... Insurance Policies
   Schedule 4.23(a)........ List of Litigation Matters
   Schedule 4.23(b)........ Accident Registers and Loss Runs
   Schedule 4.23(c)........ Cargo Loss
   Schedule 4.23(d)........ Personal and Property Damage
   Schedule 4.25........... Environmental, Health, and Safety Matters
   Schedule 4.28........... Safety Rating
   Schedule 4.29........... Organizations and Clubs
   Schedule 4.30........... Bank Accounts
   Schedule 4.31........... Major Suppliers and Customers
   Schedule 5.............. Conduct of Business Pending Merger

   EXHIBITS                 DESCRIPTION
   --------                 -----------
   Exhibit 1.1(a), (b)..... Articles of Merger
   Exhibit 4.14............ Form of Landlord Estoppel Letter
   Exhibit 4.25............ Environmental, Health, and Safety Matters
   Exhibit 7.2(b).......... Opinion of Witt, Gaither & Whitaker, P.C.
   Exhibit 7.3(b).......... Opinion of PST Counsel
   Exhibit 7.3(g).......... Form of Resignation
   Exhibit 7.3(h).......... Form of Agreement of Non-Competition
   Exhibit 7.3(j).......... Affiliates

                                  ARTICLE XI

                              General Provisions

  11.1 Notices. Any notice, demand, request, consent, approval or other communications required or permitted to be given hereunder shall be in writing and shall be delivered personally or sent either by facsimile transmission, or nationally recognized overnight courier (utilizing guaranteed next business morning or day delivery), addressed to the party to be notified at the following address, or to such other address as such party shall specify by like notice:

  (a) If to Enterprises, to:

      U.S. Xpress Enterprises, Inc.
      2931 South Market Street
      Chattanooga, TN 37410
      Fax: (423)265-5715
      Attention: Patrick E. Quinn and Max L. Fuller

    with copies to:

      Witt, Gaither & Whitaker, P.C.
      1100 SunTrust Bank Building
      Chattanooga, TN 37402
      Fax: (423)266-4138
      Attention: Carter J. Lynch, III, Esq.

  (b) If to Merger Sub, to:

      PST Acquisition Corporation
      2931 South Market Street
      Chattanooga, TN 37410
      Fax: (423)265-5715
      Attention: Patrick E. Quinn and Max L. Fuller

    with copies to:

      Witt, Gaither & Whitaker, P.C.
      1100 SunTrust Bank Building
      Chattanooga, TN 37402
      Fax: (423)266-4138
      Attention: Carter J. Lynch, III, Esq.

  (c) If to PST, to:

      PST Vans, Inc.
      1901 West 2100 South
      Salt Lake City, UT 84119
      Fax: (801) 975-2515
      Attention: Kenneth R. Norton

    with a copy to:

      Parr, Waddoups, Brown, Gee & Loveless, P.C.
      185 South State Street, Suite 1300
      Salt Lake City, UT 84147
      Fax: (801) 532-7750
      Attention: Richard G. Brown, Esq.

  11.2 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Any matter disclosed in a Schedule shall not be deemed disclosed in any other Schedule absent a specific cross-reference.

  11.3 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than the confidentiality provisions of Paragraph 9 of that certain Letter of Intent among the parties hereto dated June 1, 1998, which provisions are hereby deemed incorporated into this Agreement as of the date hereof); (b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Tennessee (without giving effect to the provisions thereof relating to conflicts of law).

  11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement may be executed by delivery of faxed signature pages, promptly followed by exchange of originals.

  11.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party.

  11.6 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or a part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or a part thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision so that the parties will each enjoy the benefit of their bargain hereunder.

  In Witness Whereof, Enterprises, Merger Sub and PST have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          U.S. Xpress Enterprises, Inc.

                                                   /s/ Patrick E. Quinn
                                          By___________________________________
                                                Patrick E. Quinn, President

                                          _____________________________________

                                                     /s/ Ray M. Harlin
                                          Attest:______________________________
                                            Ray M. Harlin, Assistant Secretary

                                          PST Acquisition Corporation

                                                   /s/ Patrick E. Quinn
                                          By___________________________________
                                                Patrick E. Quinn, President

                                          _____________________________________

                                                     /s/ Ray M. Harlin
                                          Attest:______________________________
                                            Ray M. Harlin, Assistant Secretary

                                          PST Vans, Inc.

                                                   /s/ Kenneth R. Norton
                                          By___________________________________
                                                            CEO

                                                      /s/ Neil R. Vos
                                          Attest:______________________________
                                                  Neil R. Vos, Secretary